February 6, 2001

Mr. James B. Adamson
2110 Cleveland Street Ext.
Greenville, SC  29607

Re: Amendment to Addendum Agreement ("Agreement") between Advantica Restaurant Group, Inc. ("Advantica") and James B. Adamson ("Adamson") dated April 7, 2000

Dear Jim:

During the January 24, 2001 meeting of the Compensation and Incentives Committee (the "Committee") of the Advantica Board of Directors ("Board"), the Committee agreed to amend certain Bonus Targets measurements set forth on Appendix A of the above-referenced Agreement, which is entitled, "Adamson Incentive Compensation." The decision of the Committee to amend the Agreement is based upon the facts that (a) the Board and Management have agreed to make certain modifications to the strategic goals which were in place at the time we negotiated the Agreement, and we believe the Agreement should accurately reflect the goals which we are asking you and the Company to achieve and (b) the 2001 broad-based incentive bonus plan just approved for Advantica/Denny's includes a customer count improvement goal/target which was not part of the 2000 plan and provides different weighting for same store sales and EBITDA, and we desire to clearly align your incentive compensation potential with that of the Advantica/Denny's employee base. For these reasons, we propose that the Agreement be amended as follows:

         1. Appendix A to the Agreement shall be modified and amended as set forth on the attached Appendix A, which is incorporated herein by reference.

         2. We all acknowledge and agree that you failed to attain the Bonus Target for FRD Disposition set forth on page 3 of Appendix A, and, therefore, no bonus payout is due and owing to you for that particular Bonus Target. At your request, however, the Board has agreed to reserve its judgment, after examining the results achieved in 2001 in the disposition of FRD; then the Board will determine solely at its discretion, whether or not to pay any incentive bonus in 2001 for the successful disposition of FRD and, if so, whether to pay in the form of stock options or in the form of cash or in some combination of stock options and cash.

         3. Except as specifically amended hereby, all other provisions of the Agreement are hereby ratified and confirmed and shall continue in full force and effect.


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Jim, if you agree with these amended Bonus Target measurements, please so indicate by signing and dating this letter in the spaces provided below.

Very truly yours,

/s/ Donald R. Shepherd

Donald B. Shepherd







AGREED AND ACCEPTED by James B. Adamson on this 7th day of February, 2001.

                                    /s/ James B. Adamson
                                ---------------------------------
                                James B. Adamson









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